Exhibit 10.2
                                                                   ------------

                         [CLARK CONSULTING LETTERHEAD]

August 29, 2003


Jeffrey W. Lemajeur
[Home address intentionally omitted]


Dear Jeff:

We are pleased to offer you the position of Corporate Controller and Chief Accounting and Financial Officer with both Clark Consulting Inc. and Clark, Inc., reporting to the Chief Operating Officer of Clark, Inc. This letter will summarize the offer of employment.


COMPENSATION
------------

Your bi-weekly salary will be $6,730.76. The position is full-time, and exempt from overtime. In addition, you may be eligible to receive an annual bonus of up to 75% of your base salary. The bonus amount is based upon company financial performance and is in no way guaranteed. The bonus amount, if awarded, will be prorated based on salary earned during each calendar year. Actual bonus payments are typically made in March of the year following the year in which the bonus is earned. You must be an active employee of Clark Consulting at the time of the bonus payment to receive such payment.

You will receive a stock option grant to purchase 10,000 shares of the Common Stock of Clark, Inc. at an exercise price per share equal to the fair market value of such common stock on the date of the grant subject to final approval by the Company's Board of Directors. The date of the grant will be a date determined by the Company's Board of Directors. This grant shall be made under Clark, Inc.'s 1998 Stock Option Plan or a substantially equivalent stock option plan which will be an Incentive Stock Option (ISO) Plan. Twenty percent (20%) of these options will be vested on the one year anniversary of the date of grant with the remaining 80% vesting ratably over the following 4 years, subject to your continued employment with Clark Consulting.


BENEFITS
--------

Clark Consulting offers a very competitive benefits package and includes among other things: medical, dental, life, short term and long term disability and paid time-off (PTO) for vacation and/or sickness. You will receive 17 days of paid time off (PTO) which will accrue at a monthly rate of 11.33 hours each month beginning on the first day of the



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month following your date of hire. You may eventually receive higher vacation accruals based on your years of service with Clark Consulting. Please note that medical and dental benefits do not commence until the first day of the month after your hire date. You will also be eligible to participate in the Clark, Inc. 401(k) Savings Plan. Upon joining our company you will attend a new employee orientation which will provide you with additional information regarding our benefits and their respective eligibility requirements,

Additionally, beginning in 2004, you will also be eligible for participation in the Clark Consulting Execu-flex plan in which the company contributes $15,000 annually to you to allocate according to the current plan options available which are: tax-deferred accumulation, long-term disability and long-term care insurance.


CONDITIONS OF OFFER
-------------------

This offer has been based in part on information which you have provided in the Employment Application and through the interview process. As a condition of employment, you will be asked to sign the following:

o        Intellectual Property and Confidentiality Agreement

o        W-4 (Federal Income Tax Statement)

o        1-9 (INS Employment Eligibility Verification)

o        Employee Handbook Acknowledgement (Company Policies)

o        Insider Trading Document Acknowledgement

o The non-qualified stock option agreement which details the 10,000 share grant specified on page 1 of this offer letter

On your first day of employment, you will need to bring two forms of identification for the Employment Eligibility Verification. Please contact the Human Resources department if you have any questions regarding the proper identification required.

You will also need to bring a HIPAA (Health Insurance Portability and Accountability Act) certificate from your former employer.


SUMMARY
-------

Consistent with Clark Consulting's longstanding policy, and notwithstanding anything that may be interpreted to the contrary, the offer is for at-will employment meaning that your employment may be terminated by you or Clark Consulting at any time, without notice and without cause.


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The terms of this offer of employment may not be amended or modified in any respects without the written agreement of the Chief Operating Officer of Clark, Inc.


ACCEPTANCE OF OFFER AND START DATE
----------------------------------

We would like to have you start as Corporate Controller and Chief Accounting and Financial Officer of both Clark Consulting, Inc. and Clark, Inc. on August 29, 2003 or as soon thereafter as possible.

I look forward to a productive and rewarding employment relationship.



Sincerely,



Thomas M. Pyra
Chief Operating Officer